Exhibit 99.1
SKILLED HEALTHCARE GROUP REPORTS $0.19 DILUTED EARNINGS PER SHARE FOR THIRD QUARTER 2007
FOOTHILL RANCH, Calif.—November 6, 2007—Skilled Healthcare Group, Inc. (NYSE: SKH) today announced its unaudited consolidated financial operating results for the three- and nine-month periods ended September 30, 2007.
Consolidated Results of Operations for the Third Quarter of 2007
For the third quarter of 2007, Skilled Healthcare reported net income attributable to common stockholders of $6.9 million, or $0.19 per diluted share, as compared to a net loss of ($0.7 million), or ($0.06) per diluted share, in the third quarter of 2006.
Revenues totaled $161.5 million, an increase of 19.3% from $135.4 million in the corresponding prior year period. Approximately $14.2 million, or 10.5 percentage points of the increase in revenues, resulted from healthcare facilities acquired or developed after June 30, 2006. Revenues in the third quarter of 2007 from Skilled Healthcare’s long-term care services segment, comprising skilled nursing and assisted living facilities, were $141.6 million, an increase of 18.5% from the third quarter of 2006. Revenues in the third quarter of 2007 from Skilled Healthcare’s ancillary services segment, comprising rehabilitation therapy and hospice services, were $19.8 million, an increase of 26.2% from the third quarter of 2006.
Adjusted earnings before interest, taxes, depreciation and amortization, or adjusted EBITDA, was $25.8 million in the third quarter of 2007, an increase of 20.4% over the third quarter of 2006. Adjusted EBITDA reflects the non-GAAP adjustments to net income that are reflected in the financial tables of this press release. Skilled mix increased to 23.4% in the third quarter of 2007 from 22.8% in the third quarter of 2006. Skilled mix is defined as the number of Medicare and non-Medicaid managed care patient days at the company’s skilled nursing facilities divided by the total number of patient days at the company’s skilled nursing facilities for any given period.
“We are pleased with our performance during the third quarter of 2007 as we continued to build on the company’s strong fundamentals,” said Boyd Hendrickson, Chairman and Chief Executive Officer. “We significantly improved our patient occupancy rates from the second quarter and continued to increase our skilled mix and deliver strong operating margins.”
Consolidated Results of Operations for the First Nine Months of 2007
For the first nine months of 2007, Skilled Healthcare reported revenues of $457.2 million, an increase of 16.7% compared to the first nine months of 2006. Approximately $33.7 million or 8.6 percentage points of the increase in revenues resulted from healthcare facilities acquired or developed after December 31, 2005. Revenues from Skilled

Healthcare’s long-term care services segment in the first nine months of 2007 were $399.5 million, an increase of 15.0% from the first nine months of 2006. Revenues from Skilled Healthcare’s ancillary services segment were $57.4 million, an increase of 30.6% from the first nine months of 2006.
Adjusted EBITDA for the first nine months of 2007 was $74.6 million, an increase of 16.0% from the first nine months of 2006. Skilled mix increased to 24.4% in the first nine months of 2007 from 23.6% in the first nine months of 2006.
Net income attributable to common stockholders in the first nine months of 2007 was $2.6 million, or, $0.11 per diluted share. Net income before accretion on preferred stock in the first nine months of 2007 was $10.0 million, or $0.40 per diluted share, as compared to net income of $11.8 million before accretion on preferred stock in the first nine months of 2006. Excluding approximately $12.3 million of costs associated with the paydown of debt using proceeds from the company’s initial public offering in the second quarter of 2007, net income and earnings per share for the first nine months of 2007 would have been $17.5 million, or $0.53 per diluted share. A reconciliation of adjusted net income to net income reported on a GAAP basis is included in the financial tables of this press release.
Mr. Hendrickson continued, “During the quarter we continued to capitalize on attractive acquisition opportunities with the acquisition of ten skilled nursing facilities in New Mexico. We are now focused on fully assimilating these operations into our high acuity model adding value to the New Mexico healthcare community and seeking to provide high-quality patient care. As previously announced, we expect the acquisition to be modestly accretive to earnings per share for the remainder of 2007. We have also begun construction on a 136-bed skilled nursing facility proximately located to the downtown Dallas campus of Baylor University Medical Center’s 1,000-bed general acute care hospital.”
Outlook
Skilled Healthcare is increasing its previously announced forward-looking financial guidance for the full year 2007 to include the effect of the recently completed acquisition in New Mexico. The company expects the following results:
•	Revenues ranging from $631 to $636 million, up from the initial guidance of $607 million to $612 million.
•	Adjusted EBITDA between $102 million and $105 million, up from the initial guidance of $100 million to $103 million.
•	Adjusted net income per diluted share guidance remains unchanged between $0.74 and $0.78.
Adjusted EBITDA and adjusted net income per diluted share guidance excludes the non-GAAP adjustments that are reflected in the financial tables of this press release.

Conference Call
A conference call and webcast will be held today, Tuesday, November 6, 2007, at 7:00 a.m. Pacific Time (10:00 a.m. Eastern Time) to discuss Skilled Healthcare’s consolidated financial results for the third quarter of 2007 and its outlook for the future.
To participate in the call, interested parties may dial 866-362-4820 and reference passcode 65360451. Alternatively, interested parties may access the call in listen-only mode via Skilled Healthcare’s Web site, www.skilledhealthcaregroup.com. A replay of the conference call will be available on Skilled Healthcare’s Web site or by dialing 888-286-8010 and referencing passcode 72922414.
About Skilled Healthcare Group
Skilled Healthcare Group, Inc. subsidiaries operate skilled nursing facilities and a rehabilitation therapy business, which focus on creating a culture that attracts and retains an innovative, caring and ethical team that provides high-quality care to patients, and has a strong reputation for treating patients who require a high level of skilled nursing care and extensive rehabilitation therapy. References made in this release to Skilled Healthcare, “the company”, “we”, “us” and “our”, refer to Skilled Healthcare Group, Inc and each of its subsidiaries. More information about Skilled Healthcare is available at its Web site — www.skilledhealthcaregroup.com.
Forward-Looking Statements
This release includes “forward-looking statements”. You can identify these statements by the fact that they do not relate strictly to historical or current facts. These statements contain words such as “may,” “will,” “project,” “might,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” “continue” or “pursue,” or the negative or other variations thereof or comparable terminology. In particular, they include the statements made by Mr. Hendrickson, the outlook for Skilled Healthcare’s financial performance and future actions of Skilled Healthcare. These forward-looking statements are based on current expectations and projections about future events.
Investors are cautioned that forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties that cannot be predicted or quantified and, consequently, the actual performance of Skilled Healthcare may differ materially from that expressed or implied by such forward-looking statements. Such risks and uncertainties include, but are not limited to, the factors described in Skilled Healthcare’s Quarterly Report for the quarter ended June 30, 2007 filed with the Securities and Exchange Commission (including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained therein).
Any forward-looking statements are made only as of the date of this release. Skilled Healthcare disclaims any obligation to update the forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements.

Skilled Healthcare Group, Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
	(Unaudited)		(Unaudited)
Revenue	$161,468	$135,396	$457,215	$391,753
Expenses:
Cost of services (exclusive of rent cost of sales and depreciation and amortization shown below)	120,826	101,497	341,534	293,015
Rent cost of sales	3,235	2,750	8,456	7,910
General and administrative	12,008	10,244	33,908	27,944
Depreciation and amortization	4,420	3,192	12,619	10,419

	140,489	117,683	396,517	339,288

Other income (expenses):
Interest expense	(9,914)	(11,693)	(33,933)	(34,532)
Premium on redemption of debt and write-off of related deferred financing costs	—	—	(11,648)	—
Interest income	384	254	1,298	882
Other	(159)	—	(62)	—
Equity in earnings of joint venture	381	502	1,274	1,394
Change in fair value of interest rate hedge	(6)	(227)	(40)	(171)

Total other income (expenses), net	(9,314)	(11,164)	(43,111)	(32,427)

Income before provision for income taxes	11,665	6,549	17,587	20,038
Provision for income taxes	4,801	2,588	7,622	8,260

Net income	6,864	3,961	9,965	11,778
Accretion on preferred stock	—	(4,684)	(7,354)	(13,625)

Net income (loss) attributable to common stockholders	$6,864	$(723)	$2,611	$(1,847)

Net income (loss) per share data:
Net income (loss) per common share, basic and diluted	$0.19	$(0.06)	$0.11	$(0.16)

Weighted average common shares outstanding, basic	36,236	11,636	23,966	11,629

Weighted average common shares outstanding, diluted	36,917	11,636	24,651	11,629

Skilled Healthcare Group, Inc.
Balance Sheet and Cash Flow Data
(In thousands)
(Unaudited)

	September 30,	December 31,
	2007	2006
Balance Sheet Data:
ASSETS
Cash and cash equivalents	$325	$2,821
Other current assets	135,504	111,813
Property and equipment, net	289,063	230,904
Other assets	527,164	493,157

Total assets	$952,056	$838,695

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities less current portion of long-term debt	$76,339	$91,829
Current portion of long-term debt and capital leases	6,594	3,177
Other long-term liabilities	48,426	37,163
Long-term debt and capital leases, less current portion	452,875	465,878
Stockholders’ equity	367,822	240,648

Total liabilities and stockholders’ equity	$952,056	$838,695

	Nine Months Ended
	September 30,
	2007	2006
Cash Flow Data:
Net cash provided by operating activities	14,290	24,406
Net cash used in investing activities	(113,517)	(52,965)
Net cash provided by (used in) financing activities	96,731	(2,131)

Skilled Healthcare Group, Inc.
Key Performance Indicators
(Unaudited)
     The following table summarizes our key performance indicators, along with other statistics, for each of the dates or periods indicated:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Occupancy statistics (skilled nursing facilities):
Available beds in service at end of period	9,007	7,337	9,007	7,337
Available patient days	759,716	673,320	2,146,749	1,984,595
Actual patient days	647,153	580,440	1,822,396	1,692,033
Occupancy percentage	84.8%	85.5%	84.8%	85.2%
Skilled mix	23.4%	22.8%	24.4%	23.6%
Percentage of Medicare days in the upper nine RUG categories(1)	38.7%	34.8%	38.6%	32.0%
Average daily number of patients	7,034	6,308	6,675	6,197
EBITDA(2) (in thousands)	$25,615	$21,180	$62,841	$64,125
Adjusted EBITDA (in thousands)	$25,780	$21,407	$74,591	$64,296
Revenue per patient day (skilled nursing facilities)
Medicare	$501	$462	$490	$451
Managed care	356	350	353	348
Medicaid	132	126	129	124
Private and other	149	142	151	143
Weighted average for all	$212	$199	$213	$199
Revenue from:
Medicare	36.2%	35.1%	37.1%	36.2%
Managed care and private pay	32.3	32.1	32.4	31.8

Quality mix	68.5	67.2	69.5	68.0
Medicaid	31.5	32.8	30.5	32.0

Total	100%	100%	100%	100%

Skilled Healthcare Group, Inc.
Key Performance Indicators (continued)
(Unaudited)

	As of September 30,		As of December 31,
	2007	2006	2006	2005	2004
Facilities:
Skilled nursing facilities (at end of period):
Owned	49	42	43	39	33
Leased	25	18	18	17	17

Total skilled nursing facilities	74	60	61	56	50

Total licensed beds	9,183	7,518	7,648	6,937	6,580
Assisted living facilities (at end of period):
Owned	11	10	10	10	2
Leased	2	2	2	2	3

Total assisted living facilities	13	12	12	12	5

Total licensed beds	931	794	794	822	700
Total facilities (at end of period)	87	72	73	68	55
Percentage owned facilities (at end of period)	69.0%	72.2%	72.6%	72.1%	63.6%

(1)	As of January 1, 2006, the resource utilization group, or RUG, categories were expanded from 44 to 53. This measures the percentage of our Medicare days that were generated by patients for whom we are reimbursed under one of the nine highest paying RUG categories.

(2)	EBITDA is a supplemental measure of our performance that are not required by, or presented in accordance with, GAAP. We define EBITDA as net income before depreciation, amortization and interest expenses (net of interest income and other) and the provision for (benefit from) income taxes.

Skilled Healthcare Group, Inc.
Bond Redemption Reconciliation
(In thousands, except per share data)
(Unaudited)

Nine Months Ended
September 30, 2007

GAAP net income	$9,965
Adjustments for bond redemption costs:
Interest expense	616
Premium on redemption of debt and related write-off of deferred financing costs	11,648
Provision for income tax expense	(4,763)

Adjusted net income	$17,466

GAAP weighted average common shares outstanding, diluted	24,651
Assuming conversion of preferred shares to common B shares at December 31, 2006	8,052

Adjusted weighted-average common shares outstanding, diluted	32,703

Adjusted net income per share, diluted	$0.53

Skilled Healthcare Group, Inc.
Reconciliation of Net Income to EBITDA and Adjusted EBITDA
(amounts in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
	(Unaudited)		(Unaudited)
Net income	$6,864	$3,959	$9,965	$11,778
Interest expense, net of interest income	9,530	11,440	32,635	33,668
Provision for income taxes	4,801	2,588	7,622	8,260
Depreciation and amortization expense	4,420	3,193	12,619	10,419

EBITDA	25,615	21,180	62,841	64,125
Write-off of deferred financing costs related to redemption of debt	—	—	3,948	—
Premium on redemption of debt	—	—	7,700	—
Change in fair value of interest rate hedge	6	227	40	171
Other	159	—	62	—

Adjusted EBITDA	$25,780	$21,407	$74,591	$64,296

     We believe that the presentation of EBITDA and Adjusted EBITDA provide useful information to investors regarding our operational performance because they enhance an investor’s overall understanding of the financial performance and prospects for the future of our core business activities. Specifically, we believe that a report of EBITDA and Adjusted EBITDA provide consistency in our financial reporting and provides a basis for the comparison of results of core business operations between our current, past and future periods. EBITDA and Adjusted EBITDA are two of the primary indicators management uses for planning and forecasting in future periods, including trending and analyzing the core operating performance of our business from period-to-period without the effect of U.S. generally accepted accounting principles, or GAAP, expenses, revenues and gains (losses) that are unrelated to the day-to-day performance of our business. We also use EBITDA and Adjusted EBITDA to benchmark the performance of our business against expected results, to analyze year-over-year trends, as described below, and to compare our operating performance to that of our competitors.
     Management uses both EBITDA and Adjusted EBITDA to assess the performance of our core business operations, to prepare operating budgets and to measure our performance against those budgets on an administrative services, segment and a facility by facility level. We typically use Adjusted EBITDA for these purposes at the administrative services level (because the adjustments to EBITDA are not generally allocable to any individual business unit) and we typically use EBITDA to compare the operating performance of each skilled nursing and assisted living facility, as well as to assess the performance of our operating segments: long term care services, which includes the operation of our skilled nursing and assisted living facilities; and ancillary services, which includes our rehabilitation therapy and hospice businesses. EBITDA and Adjusted EBITDA are useful in this regard because they do not include such costs as interest expense, income taxes, depreciation and amortization expense and special charges, which may vary from business unit to business unit and period to period depending upon various factors, including the method used to finance the business, the amount of debt that we have determined to incur, whether a facility is owned or leased, the date of acquisition of a facility or business, the original purchase price of a facility or business unit or the tax law of the state in which a business unit operates. These types of charges are dependent on factors unrelated to our underlying business. As a result, we believe that the use of EBITDA and Adjusted EBITDA provide a meaningful and consistent comparison of our underlying business between periods by eliminating certain items required by GAAP which have little or no significance in our day-to-day operations.

     We also make capital allocations to each of our facilities based on expected EBITDA returns and establish compensation programs and bonuses for our executive management and facility level employees that are based upon the achievement of pre-established EBITDA and Adjusted EBITDA targets.

Skilled Healthcare Group, Inc.
Reconciliation of Forecasted Net Income to EBITDA and Adjusted EBITDA
and Net Income per Diluted Share to Adjusted Net Income per Diluted Share
Year Ended December 31, 2007
(in millions, except per share data)
(Unaudited)
Reconciliation of Forecasted Net Income to EBITDA and Adjusted EBITDA:

	Outlook
	Low	High
GAAP net income guidance	$17.7	$19.5
Interest expense, net of interest income and other	42.6	42.6
Provision for income taxes	12.5	13.7
Depreciation and amortization expense	17.6	17.6

EBITDA	90.4	93.4
Write-off of deferred financing costs related to redemption of debt	3.9	3.9
Premium on redemption of debt	7.7	7.7

Adjusted EBITDA	$102.0	$105.0

Reconciliation of Forecasted Net Income per Diluted Share to Adjusted Net Income per Diluted Share:

	Outlook
	Low	High
GAAP net income guidance	$17.7	$19.5
Interest expense	0.6	0.6

Premium on redemption of debt and related write-off of deferred financing costs	11.6	11.6
Provision for income tax expense	(4.8)	(4.8)

Adjusted net income	$25.1	$26.9

Weighted average common shares outstanding, diluted guidance	27.7	27.7

Assuming conversion of preferred shares to common B shares at December 31, 2006	6.0	6.0

Adjusted weighted average common shares outstanding, diluted guidance	33.7	33.7

Adjusted net income per share, diluted	$0.74	$0.78